SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  January 28, 2004

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 792-9292

N/A

(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure

On January 28, 2004, LCA-Vision Inc. issued a press release, attached as Exhibit 99.1 hereto, announcing that the Company will present at the UBS Warburg Global Healthcare Services Conference on Monday, February 2, 2004 at 11:00 a.m. Eastern Time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: 1/28/04	By: /s/ Alan H. Buckey Alan H. Buckey Executive Vice President, Chief Financial Officer and Treasurer

Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
LCA-Vision Inc.	Lippert/Heilshorn & Associates, Inc.
Stephen N. Joffe, Chairman and CEO	Jody Cain
Alan H. Buckey, CFO	(310) 691-7100
(513) 792-9292	jcain@lhai.com
www.lasikplus.com	www.lhai.com

LCA-VISION TO PRESENT AT UBS WARBURG

GLOBAL HEALTHCARE CONFERENCE

Company Reiterates 2004 EPS Guidance of $0.80 to $0.85

CINCINNATI (January 28, 2004) – LCA-Vision Inc. (NASDAQ NM: LCAV), a leading provider of laser vision correction services under the LasikPlus brand, today announced that the Company will present at the UBS Warburg Global Healthcare Services Conference on Monday, February 2, 2004 at 11:00 a.m. Eastern Time.

The conference will be held at the Plaza Hotel in New York and attendees will include institutional money managers and members of the financial press, among others.  LCA-Vision’s Stephen N. Joffe, Chairman and CEO, and Alan Buckey, CFO, will be presenting for the Company.

“We look forward to discussing at the UBS conference the underlying strength of our business and the opportunities to further leverage our business model in fiscal 2004,” stated Mr. Joffe.  “We believe the successes LCA-Vision achieved in 2003 are just the beginning, and we remain laser focused on growing procedure volume, revenue per procedure, profitability and cash flow in 2004.  As such, we are reiterating our guidance for 2004, which includes expected revenues for the year of approximately $110 million and expected 2004 fully diluted EPS of between $0.80 and $0.85.”

The LCA-Vision presentation can be heard live via public access webcast at the UBS Warburg website (www.ubswarburg.com) by clicking on “Conferences” and following the link for webcasts under the Global Healthcare Services Conference.  A recorded replay will be available for 30 days at the UBS Warburg website or by going to the “Investors” section of the LCA-Vision website at www.lasikplus.com.

About LCA-Vision

LCA-Vision operates 39 laser vision correction centers, including 36 wholly-owned LasikPlus vision centers located in large metropolitan markets throughout the United States, two joint ventures in Canada and one joint venture in Europe.

This press release contains forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from current expectations. For a discussion of risks and uncertainties that LCA-Vision faces, please refer to LCA-Vision’s filings with the Securities and Exchange Commission, including but not limited to its Forms 10-K and 10-Q.

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